UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIGLARI HOLDINGS INC.

INDIANA	37-0684070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 EAST HOUSTON STREET, SUITE 1300 SAN ANTONIO, TEXAS	78205
(Address of principal executive offices)	(Zip code)

(317) 633-4100
(Registrant's telephone number, including area code)

THE STEAK N SHAKE 401(k) SAVINGS PLAN
(full title of the plan)

Duane E. Geiger Interim Chief Financial Officer Biglari Holdings Inc. 36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana 46204 (Name and address of agent for service)	(317) 633-4100 (Telephone number, including area code, of agent for service)
Copies to:

Craig C. Burke
Ice Miller LLP
One American Square, Box 82001
Indianapolis, Indiana  46282
(317) 236-2100

Steve Wolosky
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer ☐ Accelerated filer  ☒ Non-accelerated filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, stated value $0.50 per share	10,000	$409.63	$4,096,300	$292.07

(1)  The 10,000 shares of common stock, stated value $0.50 per share (“Common Stock”), of Biglari Holdings Inc. (the “Registrant”) represent an estimate of the presently indeterminable number of shares that may be purchased with employee contributions pursuant to The Steak n Shake 401(k) Savings Plan (the “Plan”).  Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock splits, stock dividends or other similar transactions.  In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)  The offering price has been estimated solely for the purpose of the calculation of the registration fee.  The registration fee has been calculated in the manner described in paragraphs (c) and (h) of Rule 457 promulgated under the Act based upon the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on April 15, 2010.

Introduction

This registration statement on Form S-8 is filed by Biglari Holdings Inc., an Indiana corporation (the "Registrant"), and relates to the registration of 10,000 shares of the Common Stock, stated value $0.50 per share, of the Registrant (the "Shares"), which are issuable by the Registrant in accordance with the terms of The Steak n Shake 401(k) Savings Plan, as amended from time to time (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

a.
The Registrant's Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2009, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on January 28, 2010;

b.	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 23, 2009, filed with the Commission on January 29, 2010;

c.
The Registrant's Current Reports on Form 8-K, filed with the Commission on October 23, 2009, December 18, 2009, December 22, 2009, January 28, 2010, January 29, 2010, February 2, 2010, March 11, 2010, March 30, 2010 and April 9, 2010, other than portions of such reports furnished under Item 2.02 or 7.01 on Form 8-K;

d.	The Registrant’s Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on March 5, 2010; and

e.
The description of the Registrant's Common Stock which is contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission on October 28, 1996, as updated by Form 8-K filed on December 14, 2009 and by Form 8-K filed on February 2, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or the Plan under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all Shares have been sold or that deregisters all Shares which remain unsold shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement.  Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Indiana Business Corporation Law

The Indiana Business Corporation Law (“BCL”), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise.  Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter.  Unless a corporation’s Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought.  If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding.  The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

Articles of Incorporation and By-Laws

Article VIII of the Amended and Restated Articles of Incorporation of the Registrant and Article VII of the Restated By-Laws of the Registrant provide that officers and directors of the Registrant are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of the Registrant.  Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or as a matter of law.

Indemnity Agreements

The Registrant has entered into indemnity agreements with directors and certain executive officers under which they will be provided with indemnification and the advancement of expenses as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities, except in certain circumstances where they are adjudged by a court of competent jurisdiction to have not met the required standards of conduct.

Insurance

The Registrant maintains officers' and directors' liability insurance, the effect of which is to indemnify the directors and officers of the Registrant and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this registration statement:

Number	Description
4.1*	Amended and Restated Articles of Incorporation of the Registrant, filed March 27, 2002, as amended by Articles of Amendment dated December 17, 2009, January 27, 2010 and April 8, 2010.

4.2
Restated Bylaws of Registrant, as amended through June 17, 2009 (incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2009, filed on August 10, 2009).

5.1	The Registrant will submit in a timely manner The Steak n Shake 401(k) Savings Plan to the Internal Revenue Service and will make all changes in order to qualify the Plan.

23.1*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (set forth on Signature Page).

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 15, 2010.

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

Each of the undersigned do hereby appoint Sardar Biglari and Duane Geiger his true and lawful attorney to execute on his behalf any and all amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Sardar Biglari	Chairman, Chief Executive Officer and Director (principal executive officer)	April 15, 2010
Sardar Biglari

/s/ Duane Geiger	Interim Chief Financial Officer, Vice President, and Controller (principal financial and accounting officer)	April 15, 2010
Duane Geiger

/s/ Philip Cooley	Director	April 15, 2010
Philip Cooley

/s/ Ruth J. Person	Director	April 15, 2010
Ruth J. Person

/s/ William J. Regan, Jr.	Director	April 15, 2010
William J. Regan, Jr.

/s/ John W. Ryan	Director	April 15, 2010
John W. Ryan

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on April 15, 2010.

THE STEAK N SHAKE 401(k) SAVINGS PLAN

By:	/s/ Sardar Biglari
Sardar Biglari, on behalf of Steak n Shake Operations, Inc., the Plan Sponsor

INDEX TO EXHIBITS

Number	Description
4.1*	Amended and Restated Articles of Incorporation of the Registrant, filed March 27, 2002, as amended by Articles of Amendment dated December 17, 2009, January 27, 2010 and April 8, 2010.

4.2
Restated Bylaws of Registrant, as amended through June 17, 2009 (incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2009, filed on August 10, 2009).

5.1	The Registrant will submit in a timely manner The Steak n Shake 401(k) Savings Plan to the Internal Revenue Service and will make all changes in order to qualify the Plan.

23.1*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (set forth on Signature Page).

* Filed herewith.